Exhibit 99.1

Antero Midstream Announces Second Quarter 2025 Financial and Operating Results and Increased Guidance

Denver, Colorado, July 30, 2025—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its second quarter 2025 financial and operating results. The relevant unaudited condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the three months ended June 30, 2025.

Second Quarter 2025 Highlights:

•	Low pressure gathering and processing volumes increased by 6% compared to the prior year quarter

•	Net Income was $125 million, or $0.26 per diluted share, a 44% per share increase compared to the prior year quarter

•	Adjusted Net Income was $138 million, or $0.29 per diluted share, a 26% per share increase compared to the prior year quarter (non-GAAP measure)

•	Adjusted EBITDA was $284 million, an 11% increase compared to the prior year quarter (non-GAAP measure)

•	Capital expenditures were $45 million, a 13% decrease compared to the prior year quarter

•	Free Cash Flow after dividends was $82 million, an 89% increase compared to the prior year quarter (non-GAAP measure)

•	Leverage was 2.8x as of June 30, 2025 (non-GAAP measure)

2025 Guidance Updates:

•	Increasing net income, Adjusted Net Income and Adjusted EBITDA guidance by $10 million (non-GAAP measure)

•	Decreasing interest expense, current income tax expense, and capital expenditures each by $5 million

•	Increasing Free Cash Flow before and after dividends by $25 million (non-GAAP measure)

Paul Rady, Chairman and CEO said, “During the quarter Antero Midstream gathered 3.5 Bcf/d of production, which was a 6% increase year-over-year and a new company record. This growth coincides with the significant demand growth seen along the U.S. Gulf Coast LNG facilities over the last year. Looking ahead, we continue to see significant demand growth from Gulf Coast LNG facilities as well as natural gas fired power demand from data center growth in Appalachia. As the critical first link to delivering gas to LNG and power demand, Antero Midstream is well positioned for future growth opportunities.”

Brendan Krueger, CFO of Antero Midstream, said “The record gathering and processing volumes in the second quarter led to an 11% year-over-year increase in EBITDA, while capital expenditures declined by 13%. This capital efficiency drove an 89% increase in Free Cash Flow compared to the second quarter of 2024.”

Mr. Krueger continued, “Antero Midstream’s consistent Free Cash Flow generation has enabled the Company to reduce debt by approximately $170 million over the past year, including nearly $100 million year-to-date. This debt reduction, combined with double-digit year-over-year EBITDA growth resulted in leverage declining to 2.8x as of June 30, 2025. In addition to the debt reduction, Antero Midstream has purchased approximately $83 million of shares year-to-date through July 30, 2025.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Free Cash Flow before and after dividends and Leverage please see “Non-GAAP Financial Measures and Definitions.”

Share Repurchase Program

During the second quarter of 2025, Antero Midstream repurchased 1.0 million shares for $17 million. Antero Midstream had approximately $426 million of remaining capacity under its $500 million authorized share repurchase program as of June 30, 2025. During the quarter, Antero Midstream also purchased $9 million of shares related to satisfying tax withholding obligations incurred upon the vesting of equity awards. Year-to-date through June 30, 2025, total shares purchased under the share repurchase program and for tax withholding obligations have totaled 4.4 million shares at a weighted average price of $16.62 per share. In addition, July month-to-date the Company has repurchased 0.6 million shares for $11 million.

2025 Guidance Update

Antero Midstream is increasing its Net Income, Adjusted Net Income, and Adjusted EBITDA guidance. The company is decreasing its interest expense, capital expenditures, and current income tax guidance. These changes result in a $25 million increase in Free Cash Flow before and after dividends.

The following is a summary of Antero Midstream’s updated 2025 guidance ($ in millions, except per share amounts):

	Twelve Months Ended December 31, 2025		Change vs. Prior Guidance
	Low	High	(At midpoint)
Net Income	$455	$495	$10
Adjusted Net Income	510	550	10
Adjusted EBITDA	1,090	1,130	10
Capital Expenditures	170	190	(5)
Interest Expense	190	200	(5)
Current Income Tax Expense	—	—	(5)
Free Cash Flow Before Dividends	715	755	25
Dividend Per Share	$0.90		—
Free Cash Flow After Dividends	275	325	25

2024 ESG Report

Antero Midstream published its 2024 ESG Report. This year’s report highlights the Company’s emissions reduction progress, increased water recycling rate, and continued commitment to safety across our operations. The report can be found at www.anteromidstream.com/esg.

Second Quarter 2025 Financial Results

Low pressure gathering volumes for the second quarter of 2025 averaged 3,460 MMcf/d, a 6% increase compared to the prior year quarter. Compression volumes for the second quarter of 2025 averaged 3,447 MMcf/d, a 6% increase compared to the second quarter of 2024. High pressure gathering volumes averaged 3,221 MMcf/d, an 8% increase compared to the prior year quarter. Fresh water delivery volumes averaged 98 MBbl/d during the quarter, a 21% increase compared to the second quarter of 2024.

Gross processing volumes from the processing and fractionation joint venture (the “Joint Venture”) averaged 1,687 MMcf/d for the second quarter of 2025, a 6% increase compared to the prior year quarter. Joint Venture processing capacity was over 100% utilized during the quarter based on nameplate processing capacity of 1.6 Bcf/d. Gross Joint Venture fractionation volumes averaged 40 MBbl/d, in line with the prior year quarter. Joint Venture fractionation capacity was 100% utilized during the quarter based on nameplate fractionation capacity of 40 MBbl/d.

	Three Months Ended June 30,
Average Daily Volumes:	2024	2025	% Change
Low Pressure Gathering (MMcf/d)	3,258	3,460	6%
Compression (MMcf/d)	3,246	3,447	6%
High Pressure Gathering (MMcf/d)	2,994	3,221	8%
Fresh Water Delivery (MBbl/d)	81	98	21%
Gross Joint Venture Processing (MMcf/d)	1,588	1,687	6%
Gross Joint Venture Fractionation (MBbl/d)	40	40	*

* Not meaningful or applicable.

For the three months ended June 30, 2025, revenues were $305 million, comprised of $239 million from the Gathering and Processing segment and $66 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $35 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $26 million and $37 million, respectively, for a total of $63 million. Water Handling operating expenses include $32 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $11 million during the second quarter of 2025. Total operating expenses during the second quarter of 2025 included $11 million of equity-based compensation expense and $33 million of depreciation expense.

Net Income was $125 million, or $0.26 per diluted share, a 44% per share increase compared to the prior year quarter. Net Income adjusted for amortization of customer relationships, loss on early extinguishment of debt, and loss on asset sale, net of tax effects of reconciling items, or Adjusted Net Income, was $138 million. Adjusted Net Income was $0.29 per diluted share, a 26% per share increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended June 30,
	2024	2025
Net Income	$86,037	124,513
Amortization of customer relationships	17,668	17,668
Loss on early extinguishment of debt	13,691	—
Loss on asset sale	1,379	—
Tax effect of reconciling items (1)	(8,430)	(4,564)
Adjusted Net Income	$110,345	137,617

(1)	The statutory tax rate for each of the three months ended June 30, 2024 and 2025 was approximately 25.8%.

Adjusted EBITDA was $284 million, an 11% increase compared to the prior year quarter. Interest expense was $48 million, an 8% decrease compared to the prior year quarter, driven primarily by lower outstanding average total debt. Capital expenditures were $45 million, a 13% decrease compared to the second quarter of 2024. Current income tax expense was $2 million. Looking forward, the Company expects a reversal of substantially all of the cash paid for income taxes during the first half of the year. Free Cash Flow before dividends was $190 million, a 25% increase compared to the prior year quarter. Free Cash Flow after dividends was $82 million, an 89% increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended June 30,
	2024	2025
Net Income	$86,037	124,513
Interest expense, net	52,186	47,962
Income tax expense	28,436	43,985
Depreciation expense	37,576	33,364
Amortization of customer relationships	17,668	17,668
Equity-based compensation	11,599	11,407
Equity in earnings of unconsolidated affiliates	(27,597)	(30,016)
Distributions from unconsolidated affiliates	33,970	35,355
Loss on early extinguishment of debt	13,691	—
Other operating expense (1)	1,426	50
Adjusted EBITDA	$254,992	284,288
Interest expense, net	(52,186)	(47,962)
Capital expenditures (accrual-based)	(51,276)	(44,847)
Current income tax expense	—	(1,908)
Free Cash Flow before dividends	$151,530	189,571
Dividends declared (accrual-based)	(108,284)	(107,678)
Free Cash Flow after dividends	$43,246	81,893

(1)	Other operating expense represents accretion of asset retirement obligations and loss on asset sale.

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended June 30,
	2024	2025
Net cash provided by operating activities	$215,806	265,183
Amortization of deferred financing costs	(1,495)	(1,314)
Settlement of asset retirement obligations	250	48
Changes in working capital	(11,755)	(29,499)
Capital expenditures (accrual-based)	(51,276)	(44,847)
Free Cash Flow before dividends	$151,530	189,571
Dividends declared (accrual-based)	(108,284)	(107,678)
Free Cash Flow after dividends	$43,246	81,893

Second Quarter 2025 Operating Update

During the second quarter of 2025, Antero Midstream connected 18 wells to its gathering system and serviced 11 wells with its fresh water delivery system.

Capital Investments

Capital expenditures were $45 million during the second quarter of 2025. The Company invested $22 million in gathering and compression, $20 million in water infrastructure and $3 million in the Stonewall Joint Venture.

Conference Call

A conference call is scheduled on Thursday, July 31, 2025 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream.” A telephone replay of the call will be available until Thursday, August 7, 2025 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13750399. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, August 7, 2025 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteromidstream.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income adjusted for certain items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income adjusted for certain items.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;

•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less net interest expense, accrual-based capital expenditures, and current income tax expense. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended June 30,
	2024	2025
Capital expenditures (as reported on a cash basis)	$43,399	40,064
Change in accrued capital costs	7,877	4,783
Capital expenditures (accrual basis)	$51,276	44,847

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines Leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	June 30,
	2024	2025
Bank credit facility	$555,700	389,300
5.75% senior notes due 2027	650,000	650,000
5.75% senior notes due 2028	650,000	650,000
5.375% senior notes due 2029	750,000	750,000
6.625% senior notes due 2032	600,000	600,000
Consolidated total debt	3,205,700	3,039,300
Less: Cash and cash equivalents	—	—
Consolidated net debt	$3,205,700	3,039,300

The following table reconciles Net Income to Adjusted EBITDA for the last twelve months ended June 30, 2025 (in thousands):

Twelve Months Ended June 30, 2025
Net Income	$456,179
Interest expense, net	197,905
Income tax expense	162,886
Depreciation expense	131,441
Amortization of customer relationships	70,672
Impairment of property and equipment	1,149
Equity-based compensation	47,215
Equity in earnings of unconsolidated affiliates	(113,482)
Distributions from unconsolidated affiliates	135,460
Loss on early extinguishment of debt	341
Other operating income, net (1)	(464)
Adjusted EBITDA	$1,089,302

(1)	Other operating income, net represents accretion of asset retirement obligation and gain on asset sale.

Antero Midstream has not included a reconciliation of Adjusted Net Income, Adjusted EBITDA and Free Cash Flow before and after dividends to the nearest GAAP financial measures for 2025 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between such measures and Net Income (in millions):

	Twelve Months Ended December 31, 2025
	Low	High
Depreciation expense	$130	$140
Equity based compensation expense	40	45
Amortization of customer relationships	70	75
Distributions from unconsolidated affiliates	135	145

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) properties.

This release includes "forward-looking statements.” Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, Antero Resources’ expected production and development plan, natural gas, NGLs and oil prices, Antero Midstream’s ability to realize the anticipated benefits of its investments in unconsolidated affiliates, Antero Midstream’s ability to execute its share repurchase and dividend program, Antero Midstream’s ability to execute its business strategy, impacts of geopolitical events, including the conflicts in Ukraine and in the Middle East, and world health events, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, the impact of recently enacted legislation, and expectations regarding the amount and timing of litigation awards are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incidental to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading "Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2024.

For more information, contact Justin Agnew, Vice President – Finance and Investor Relations of Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	June 30,
	2024	2025
Assets
Current assets:
Accounts receivable–Antero Resources	$115,180	111,623
Accounts receivable–third party	832	774
Other current assets	2,052	2,080
Total current assets	118,064	114,477
Long-term assets:
Property and equipment, net	3,881,621	3,892,547
Investments in unconsolidated affiliates	603,956	598,340
Customer relationships	1,144,759	1,109,423
Other assets, net	13,348	12,215
Total assets	$5,761,748	5,727,002

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$4,114	4,330
Accounts payable–third party	12,308	14,798
Accrued liabilities	83,555	90,303
Other current liabilities	635	1,737
Total current liabilities	100,612	111,168
Long-term liabilities:
Long-term debt	3,116,958	3,023,800
Deferred income tax liability, net	413,608	490,101
Other	15,399	14,544
Total liabilities	3,646,577	3,639,613
Stockholders' equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2024 and June 30, 2025
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2024 and June 30, 2025	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 479,422 and 479,011 issued and outstanding as of December 31, 2024 and June 30, 2025, respectively	4,794	4,790
Additional paid-in capital	2,019,830	1,970,769
Retained earnings	90,547	111,830
Total stockholders' equity	2,115,171	2,087,389
Total liabilities and stockholders' equity	$5,761,748	5,727,002

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2024	2025
Revenue:
Gathering and compression–Antero Resources	$228,993	248,901
Water handling–Antero Resources	58,056	73,773
Water handling–third party	414	466
Amortization of customer relationships	(17,668)	(17,668)
Total revenue	269,795	305,472
Operating expenses:
Direct operating	56,409	63,114
General and administrative (including $11,599 and $11,407 of equity-based compensation in 2024 and 2025, respectively)	21,219	22,125
Facility idling	412	375
Depreciation	37,576	33,364
Other operating expense, net	1,426	50
Total operating expenses	117,042	119,028
Operating income	152,753	186,444
Other income (expense):
Interest expense, net	(52,186)	(47,962)
Equity in earnings of unconsolidated affiliates	27,597	30,016
Loss on early extinguishment of debt	(13,691)	—
Total other expense	(38,280)	(17,946)
Income before income taxes	114,473	168,498
Income tax expense	(28,436)	(43,985)
Net income and comprehensive income	$86,037	124,513

Net income per common share–basic	$0.18	0.26
Net income per common share–diluted	$0.18	0.26

Weighted average common shares outstanding:
Basic	481,103	479,083
Diluted	484,778	482,451

ANTERO MIDSTREAM CORPORATION

Selected Operating Data (Unaudited)

			Amount of
	Three Months Ended June 30,		Increase	Percentage
	2024	2025	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	296,489	314,826	18,337	6%
Compression (MMcf)	295,400	313,706	18,306	6%
Gathering—high pressure (MMcf)	272,447	293,146	20,699	8%
Fresh water delivery (MBbl)	7,362	8,941	1,579	21%
Other fluid handling (MBbl)	5,144	5,330	186	4%
Wells serviced by fresh water delivery	19	11	(8)	(42)%
Gathering—low pressure (MMcf/d)	3,258	3,460	202	6%
Compression (MMcf/d)	3,246	3,447	201	6%
Gathering—high pressure (MMcf/d)	2,994	3,221	227	8%
Fresh water delivery (MBbl/d)	81	98	17	21%
Other fluid handling (MBbl/d)	57	59	2	4%
Average Realized Fees(1):
Average gathering—low pressure fee ($/Mcf)	$0.36	0.36	—	*
Average compression fee ($/Mcf)	$0.21	0.22	0.01	5%
Average gathering—high pressure fee ($/Mcf)	$0.22	0.23	0.01	5%
Average fresh water delivery fee ($/Bbl)	$4.31	4.37	0.06	1%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	144,520	153,560	9,040	6%
Fractionation—Joint Venture (MBbl)	3,640	3,640	—	*
Processing—Joint Venture (MMcf/d)	1,588	1,687	99	6%
Fractionation—Joint Venture (MBbl/d)	40	40	—	*

* Not meaningful or applicable.

(1)	The average realized fees for the three months ended June 30, 2025 include annual CPI-based adjustments of approximately 1.6%.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations (Unaudited)

(In thousands)

	Three Months Ended June 30, 2025
	Gathering and	Water		Consolidated
	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$248,901	73,773	—	322,674
Revenue–third-party	—	466	—	466
Amortization of customer relationships	(9,272)	(8,396)	—	(17,668)
Total revenues	239,629	65,843	—	305,472
Operating expenses:
Direct operating	25,662	37,452	—	63,114
General and administrative (excluding equity-based compensation)	5,132	3,996	1,590	10,718
Equity-based compensation	7,229	3,893	285	11,407
Facility idling	—	375	—	375
Depreciation	19,336	14,028	—	33,364
Other operating expense, net	—	50	—	50
Total operating expenses	57,359	59,794	1,875	119,028
Operating income	182,270	6,049	(1,875)	186,444
Other income (expense):
Interest expense, net	—	—	(47,962)	(47,962)
Equity in earnings of unconsolidated affiliates	30,016	—	—	30,016
Total other income (expense)	30,016	—	(47,962)	(17,946)
Income before income taxes	212,286	6,049	(49,837)	168,498
Income tax expense	—	—	(43,985)	(43,985)
Net income and comprehensive income	$212,286	6,049	(93,822)	124,513

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2024	2025
Cash flows provided by (used in) operating activities:
Net income	$189,963	245,250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	74,671	66,112
Impairment of property and equipment	—	817
Deferred income tax expense	64,924	76,493
Equity-based compensation	20,926	23,809
Equity in earnings of unconsolidated affiliates	(55,127)	(58,036)
Distributions from unconsolidated affiliates	68,930	68,730
Amortization of customer relationships	35,336	35,336
Amortization of deferred financing costs	3,150	2,621
Settlement of asset retirement obligations	(414)	(258)
Loss on early extinguishment of debt	13,750	—
Other operating activities	1,470	94
Changes in assets and liabilities:
Accounts receivable–Antero Resources	(12,641)	3,557
Accounts receivable–third party	755	304
Other current assets	452	(195)
Accounts payable–Antero Resources	(353)	166
Accounts payable–third party	3,387	1,750
Income taxes payable	—	989
Accrued liabilities	17,188	(3,414)
Net cash provided by operating activities	426,367	464,125
Cash flows provided by (used in) investing activities:
Additions to gathering systems, facilities and other	(62,330)	(43,094)
Additions to water handling systems	(16,142)	(24,168)
Additional investments in unconsolidated affiliate	—	(5,078)
Acquisition of gathering systems and facilities	(70,634)	—
Other investing activities	684	6
Net cash used in investing activities	(148,422)	(72,334)
Cash flows provided by (used in) financing activities:
Dividends to common stockholders	(220,736)	(224,134)
Dividends to preferred stockholders	(275)	(275)
Repurchases of common stock	—	(45,340)
Issuance of Senior Notes	600,000	—
Redemption of Senior Notes	(560,862)	—
Payments of deferred financing costs	(7,274)	—
Borrowings on Credit Facility	1,006,400	567,500
Repayments on Credit Facility	(1,080,800)	(662,500)
Employee tax withholding for settlement of equity-based compensation awards	(14,464)	(27,042)
Net cash used in financing activities	(278,011)	(391,791)
Net decrease in cash and cash equivalents	(66)	—
Cash and cash equivalents, beginning of period	66	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	88,672	93,416
Cash paid during the period for income taxes	—	2,600
Increase in accrued capital expenditures and accounts payable for property and equipment	2,576	9,795